EXHIBIT 10.29

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of December, 2008, between Willbros USA, Inc., a Delaware corporation (the “Corporation”), and Robert R. Harl (the “Executive”).

RECITALS

WHEREAS, the Executive and the Corporation entered into an Employment Agreement on January 26, 2006 (the "Employment Agreement");

WHEREAS, the Employment Agreement was amended on June 16, 2006, and on January 15, 2008;

WHEREAS, the Executive was elected to the positions of Chief Executive Officer of the Corporation and Willbros Group, Inc., a Republic of Panama corporation (“WGI);

WHEREAS, in connection with the Employment Agreement, while the operational requirements of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), have been strictly followed, pursuant to Treasury Regulations and notices issued by the Department of the Treasury, the Corporation and the Executive have until December 31, 2008, to cause the Employment Agreement to conform to the documentary requirements of Section 409A and Treasury Regulations issued thereunder for those benefits that constitute deferred compensation subject to Section 409A; and

WHEREAS, the Corporation and the Executive wish to conform the Employment Agreement to the documentary requirements of Section 409A for those benefits that constitute deferred compensation subject to Section 409A;

NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree that the Employment Agreement is hereby amended and restated as follows:

ARTICLE I
FULL-TIME EMPLOYMENT OF EXECUTIVE

           1.1 DUTIES AND STATUS.

                      (a) The Corporation hereby engages the Executive as a full-time executive employee for the period specified in Section 4.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

                      (b) The Executive shall serve as the President and Chief Executive Officer of the Corporation and WGI.  He shall report to the Board of Directors of WGI (the "Board"), but to no other person or body.

                      (c) In addition to the Executive’s performance of his day to day executive and operating responsibilities referred to in Section 1.1(b) above, the Executive shall work diligently and closely with the the Board during the Employment Period to further develop, refine, and implement WGI’s strategic plan consistent with the annual budget(s) and other objectives approved by the Board.

                      (d) Throughout the Employment Period, the Executive shall devote substantially all his full time and efforts to the business of the Corporation and WGI and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties under this Agreement in any way.

                      (e) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 1.1 only at the principal offices of the Corporation in the Houston, Texas, metropolitan area.  Throughout the Employment Period, the Executive shall be entitled to vacation and leave for illness or temporary disability in accordance with the Corporation’s policies for its senior executive officers.

1.2 COMPENSATION AND GENERAL BENEFITS.  In consideration of the Executive foregoing other business opportunities and agreeing with the Corporation and WGI to perform the services described in this Agreement, the Executive shall be compensated as follows:

                      (a)  For the remainder of the Employment Period the Corporation shall pay the Executive a base salary of seven hundred thousand dollars ($700,000).  Such salary shall be payable in periodic equal installments pursuant to the Corporation’s executive payroll system.

                      (b) Throughout the Employment Period, the Executive shall be entitled to participate in such retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits and other employee benefit programs, plans and arrangements of the Corporation which are in effect immediately prior to the date of this Agreement, and in any successor or additional employee benefit programs, plans or arrangements which may be established by the Corporation, as and to the extent any such employee benefit programs, plans and arrangements are or may from time to time be in effect.

1.3 BONUS. The Executive shall always remain eligible for bonus consideration annually at the sole discretion of the Board.  Also, in consideration of the Executive foregoing other business opportunities and agreeing to accept employment with the Corporation and WGI and to perform the services described in this Agreement, and subject to Section 4.3 below, the Executive shall be entitled to a cash bonus for each year during the Employment Period if the “Net Income Target Performance Objectives” are achieved.  For the purpose of this Agreement, “Net Income Target Performance Objective” shall be defined as the “line item” designated as such in the Annual WGI Budget for the year 2006, 2007, 2008, 2009, and 2010, respectively, as approved by the Board for the relevant year (with such modifications to such line item as the Board may determine appropriate, prospectively or retroactively, to permit for events or occurrences the Board believes should be considered) before deducting any net income performance bonuses payable to the Executive and/or otherwise to employees (the “NITPO”).  The maximum cash bonus the Executive shall be entitled to receive for meeting the NITPO each year during the Employment Period shall be:

Year	Maximum Cash Bonus

2006	$500,000
2007	$750,000
2008	$1,050,000
2009	$1,050,000
2010	$1,050,000

Except to the extent provided in the next sentence, any cash bonus earned by the Executive for any year shall be payable within thirty days following the day the Audit Committee of the Board certifies to the Board its acceptance of the financial statements of WGI for such year as prepared by the independent public accountants for WGI, but in any event no later than March 15 of the year following the year with respect to which the bonus is payable.

1.4 RESTRICTED STOCK AWARD.   In consideration of the Executive foregoing other business opportunities and agreeing to accept employment with the Corporation and WGI and to perform the services described in this Agreement, the Executive is hereby awarded and will be awarded the number of shares of common stock, par value $.05 per share (“common stock”), of WGI (“restricted stock shares”) on the dates indicated below, subject to (i) all of the terms and provisions of the WGI 1996 Stock Plan, (ii) the Executive’s execution and delivery of Restricted Stock Award Agreements substantially in the form of Exhibit A attached hereto, and (iii) Section 4.3 below:

Date of Award	Number of Restricted Stock Shares

January 20, 2006	50,000
January 1, 2007	100,000
January 1, 2008	50,000
January 1, 2009	50,000
January 1, 2010	50,000

The Executive's rights in (i) the January 20, 2006 restricted stock shares shall vest with respect to 10,000 shares on each of December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010, (ii) the January 1, 2007 restricted stock shares shall vest with respect to10,000 shares on January 1, 2007, and 22,500 shares on each of December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010, (iii) the January 1, 2008 restricted stock shares shall vest with respect to 16,667 shares on each of December 31, 2008 and December 31, 2009, and with respect to 16,666 shares on December 31, 2010, (iv) the January 1, 2009 restricted stock shares shall vest with respect to 25,000 shares on each of December 31, 2009, and December 31, 2010, and (v)  the January 1, 2010 restricted stock shares shall vest with respect to 50,000 shares on December 31, 2010.

1.5 GRANT OF STOCK OPTIONS.  In consideration of the Executive foregoing other business opportunities and agreeing to accept employment with the Corporation and WGI and to perform the services described in this Agreement, contemporaneously with the execution and delivery of this Agreement the Executive will be granted an option to purchase up to 100,000 shares of common stock subject to (i) all of the terms and provisions of the WGI 1996 Stock Plan, (ii) the Executive’s execution and delivery of a Stock Option Agreement substantially in the form of Exhibit B attached hereto, and (iii) Section 4.3 below.  The Executive's right to exercise such stock option and purchase the shares of common stock shall vest in five equal installments of 20,000 shares each on each of December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010.

1.6 GROSS-UP PAYMENT.  Notwithstanding anything to the contrary in this Agreement, if any of the payments or benefits which the Executive has the right to receive from the Corporation (the “Payments”) are later determined to be subject to the tax imposed by Section 409A of the Code, or any interest or penalties with respect to such tax (such tax, together with any such interest or penalties, are hereinafter collectively referred to as the “409A Tax”), the Corporation shall pay to the Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the 409A Tax imposed upon the Payments.  The Compensation Committee of the Board shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  The Corporation's payment of any amount due to the Executive by reason of this Section 1.6 shall be made promptly after the Compensation Committee of the Board makes its determination, but in any event no later than December 31 of the year following the year in which the Executive makes his payment of the 409A Tax to the Internal Revenue Service.

The Executive shall notify the Corporation immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Corporation to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Compensation Committee of the Board) within five days of the receipt of such claim.  The Corporation shall notify the Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Corporation decides to contest such claim, then the Executive shall cooperate fully with the Corporation in such action; provided, however, the Corporation shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any 409A Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Corporation’s action.  If, as a result of the Corporation’s action with respect to a claim, the Executive receives a refund of any amount paid by the Corporation with respect to such claim, then the Executive shall promptly pay such refund to the Corporation.  If the Corporation fails to timely notify the Executive whether it will contest such claim or the Corporation determines not to contest such claim, then the Corporation shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.

1.7 POST TERMINATION MEDICAL COVERAGE.  If the Executive's employment with the Corporation and its affiliates is terminated at the end of the Employment Period and not by reason of an early termination event described in Section 4.2 below, then upon termination of Executive’s employment with the Corporation and its affiliates the Corporation shall permit the Executive and his eligible dependents the opportunity to elect, at the Executive’s expense, to continue coverage under the Corporation’s group medical and dental benefits plans as in effect at such time (the “Medical Plan”).  Such election shall be made within thirty (30) days of the termination of the Executive’s employment with the Corporation and its affiliates and, if it is not made within such period, such election right shall be forever forfeited.  The cost of such post-employment coverage under the Medical Plan to be charged to the Executive shall be the cost charged to participants in the Medical Plan who have elected COBRA Continuation Coverage under such plan.  If the Executive and/or his dependents elect to participate in the Medical Plan following the termination of his employment, they shall be required to waive their rights to obtain COBRA Continuation Coverage under the Medical Plan.  Notwithstanding the foregoing, when the Executive subsequently becomes (a) an employee of another employer or self-employed or (b) eligible to receive benefits through Medicare, the Corporation’s obligations under this Section 1.7 shall terminate as of the time the Executive becomes an employee of another employer or self-employed or as of the end of the month in which such Medicare coverage first becomes available to the Executive and the Executive shall promptly report such subsequent employment or benefit eligibility to the Corporation.  Any dependent coverage provided to the Executive’s dependents under the Medical Plan as of such subsequent coverage eligibility shall also terminate at the same time and any covered dependents shall be eligible to elect COBRA Continuation Coverage under the Medical Plan at such time.  As used in this Section 1.7, “COBRA Continuation Coverage” shall mean coverage under the Corporation’s Group Medical Plan pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II
COMPETITION AND CONFIDENTIAL INFORMATION

           2.1 COMPETITION AND CONFIDENTIAL INFORMATION.  The Executive and the Corporation recognize that, due to the nature of his association with the Corporation and WGI and of his engagements hereunder, and the relationship of the Executive to the Corporation and WGI as an executive in the future hereunder, the Executive will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation, WGI, and their affiliates, including but not limited to, information with respect to present and prospective business plans, financing arrangements, marketing projections, customer lists, contracts and proposals.

           The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation, WGI, and their affiliates and that disclosure or use by others could cause substantial loss to the Corporation, WGI, and their affiliates.  The Executive and the Corporation also recognize that an important part of the Executive’s duties will be to develop goodwill for the Corporation, WGI, and their affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Corporation, WGI, and their affiliates, and that there is a danger that this goodwill, a proprietary asset of the Corporation, WGI and their affiliates, may follow the Executive if and when his employment relationship with the Corporation is terminated.

           The Executive accordingly agrees that, during the Employment Period and for a period of one year thereafter, the Executive will not either individually or as owner, partner, agent, employee, or consultant engage in any activity competitive with the onshore and offshore pipeline, engineering and construction businesses of the Corporation, WGI, or any of their affiliates or with any other lines of material business activity of the Corporation, WGI, or any of their affiliates that commence during the Employment Period, and will not directly or indirectly solicit any employee to leave the employment of the Corporation, WGI, or any of their affiliates.

           Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than one percent (1%) of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

           This Section 2.1 shall survive the termination of this Agreement for whatever reason.

           2.2 NON-DISCLOSURE.  At all times after the date of this Agreement, the Executive will keep confidential any confidential or proprietary information of the Corporation, WGI, and their affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation, WGI, and their affiliates and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation, WGI, and their affiliates.  For purposes of this Agreement, “confidential or proprietary information” means information unique to the Corporation, WGI, and their affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation, WGI and their affiliates or typical of industry practice.  This Section 2.2 shall survive the termination of this Agreement.

ARTICLE III
CORPORATION’S REMEDIES FOR BREACH OF ARTICLE II

3.1 CORPORATION’S REMEDIES FOR BREACH.  It is recognized that damages in the event of a breach of Article II above by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that, if such a breach occurs, the Corporation, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

ARTICLE IV
EMPLOYMENT PERIOD

4.1 DURATION.  The Employment Period shall commence on January 20, 2006 and shall terminate on December 31, 2010.

4.2 EARLY TERMINATION.  This Agreement shall be terminated prior to the end of the Employment Period for the following reasons or upon the occurrence of the following events:

(a) Termination of the employment of the Executive by the Corporation without cause or through constructive discharge, as described in Section 4.4(a) below;

(b) Discharge of the Executive for cause, as described in Section 4.4(b) below;

(c) Death of the Executive;

(d) Total disability of the Executive, as described in Section 4.4(c) below;

(e) Voluntary resignation of the Executive; or

(f) “Change in Control” as that term is defined in the Willbros Group, Inc. Severance Plan as Amended and Restated Effective September 25, 2003, or as it may be amended and/or extended hereafter (the “Severance Plan”), but substituting in such definition the Corporation for WGI; provided, however, that any event, transaction, or series of events or transactions that would constitute a Change in Control under such definition and which relates to, results from or constitutes a part of the insolvency of, or a bankruptcy, bankruptcy reorganization, or receivership of the Corporation or WGI shall not constitute a Change in Control or otherwise operate to trigger the obligation to pay amounts otherwise payable upon the early termination of this Agreement; and provided that such event, transaction, or series of events or transactions also constitutes a "change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation" as such terms are defined in Treasury Regulations prescribed under Section 409A of the Code.

4.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY TERMINATION.

(a) In the event of an early termination of this Agreement during the calendar year 2006 due to a Change in Control, the Corporation shall pay to the Executive and provide him with the following:

(i) For the remainder of calendar year 2006, the Corporation shall continue to pay the Executive his base salary at the rate specified in Section 1.2(a) above,

(ii) During the remainder of calendar year 2006, the Executive shall, to the extent legally permissible, continue to be entitled to all benefits and benefit payment options under all of the employee benefit programs, plans or arrangements of the Corporation described in Section 1.2(b) above as if he were still employed until December 31, 2006, under this Agreement,

(iii) The vesting of all stock options granted and restricted stock shares awarded to the Executive on January 20, 2006, shall be accelerated to the date of the termination of this Agreement, and

(iv) A cash bonus in an amount determined as if the Corporation had exceeded the performance goals set forth at Section 1.3 above necessary for the Executive to receive the maximum cash bonus for the 2006 calendar year which cash bonus shall be payable at the time(s) provided in Section 1.3 above.

(b) In the event of an early termination of this Agreement after December 31, 2006, due to the Corporation’s involuntary termination of the Executive’s employment without cause, or due to a constructive discharge of the Executive, or due to a Change in Control, the Corporation shall pay to the Executive and provide him with the following:

(i) Subject to Sections 4.3(j) and 4.3(k) below, during the remainder of the Employment Period, the Corporation shall continue to pay the Executive his base salary at the rate specified in Section 1.2(a) above,

(ii) Subject to Sections 4.3(j) and 4.3(k) below, during the remainder of the Employment Period, the Executive shall, to the extent legally permissible, continue to be entitled to all benefits and benefit payment options under all of the employee benefit programs, plans or arrangements of the Corporation described in Section 1.2(b) above as if he were still employed during such period under this Agreement, and which have accrued as of the time of the termination of this Agreement under the WGI 1996 Stock Plan, and

(iii) A cash bonus in an amount determined as if the Corporation had exceeded the performance goals set forth at Section 1.3 above necessary for the Executive to receive the maximum cash bonus for each of the uncompleted years remaining in the Employment Period at the time of the termination of this Agreement which cash bonus shall be payable at the time(s) provided in Section 1.3 above.

(c) In the event of an early termination of this Agreement because of the voluntary resignation of the Executive or termination of the Executive’s employment for cause, the Executive will receive his base salary through the date of such voluntary resignation or termination of the Executive’s employment for cause, the Executive shall receive no cash bonuses under Section 1.3 above for any years remaining in the Employment Period which have not ended as of the date of such voluntary resignation or termination of the Executive’s employment for cause even if the performance goals set forth in Section 1.3 above for such years are met or exceeded, and the Executive and his dependents and beneficiaries will receive, subject to Sections 4.3(j) and 4.3(k) below, such benefits as they may be entitled under the terms of the WGI 1996 Stock Plan and the employee benefit programs, plans and arrangements of the Corporation described in Section 1.2(b) above which provide benefits upon retirement, resignation or discharge for cause, as the case may be.

(d) In the event of an early termination of this Agreement because of the death of the Executive, the Executive’s dependents, beneficiaries and estate, as the case may be, will be entitled to and shall receive (i) the Executive’s base salary at the rate specified in Section 1.2(a) above through the date of the Executive’s death, (ii) an amount in cash determined as if the Corporation had met or exceeded the performance goals set forth in Section 1.3  above for the year in which the Executive’s death occurs (payable within three months after the date of the Executive’s death, but in any event no later than two and one-half months following the end of the calendar year in which the Executive's death occurs), but no other amounts in respect of the potential cash bonuses under Section 1.3 above, and (iii) such survivor and other benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in Section 1.2(b) above which provide benefits upon the death of the Executive and under the WGI 1996 Stock Plan.

(e) In the event of an early termination of this Agreement because of the total disability of the Executive, the Executive, and his dependents, beneficiaries and estate, as the case may be, will be entitled to and shall receive (i) the Executive’s base salary at the rate specified in Section 1.2(a) above through the date of the Executive’s termination of employment with the Corporation, (ii) an amount in cash determined as if the Corporation had met or exceeded the performance goals set forth in Section 1.3 above for the year in which the Executive’s termination of employment with the Corporation occurs (payable within three months after the date of the Executive’s termination of employment, but in any event no later than two and one-half months following the end of the calendar year in which the Executive's termination of employment occurs), but no other amounts in respect of the potential cash bonuses under Section 1.3 above, and (iii) subject to Sections 4.3(j) and 4.3(k) below, such benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in Section 1.2(b) above which provide benefits upon total disability of the Executive and under the WGI 1996 Stock Plan.

(f) The Executive shall not be entitled to participate in the Severance Plan until January 1, 2007.  Thereafter, the early termination of this Agreement as described in Section 4.3 shall not preclude the Executive’s participation in such benefits as may be available to him under the Severance Plan, if any; provided, however, the value of any compensation and/or benefits payable under the Severance Plan shall not be duplicative of amounts paid under this Agreement, and such amounts payable under the Severance Plan shall be offset against the value of any compensation or benefits payable to the Executive under this Agreement, and vice versa.

(g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.3 by seeking employment or otherwise, nor shall the amount of any payment provided for in this Section 4.3 be reduced by any compensation or remuneration earned by the Executive as the result of employment with another employer, or self-employment, or as a partner, after the date of termination or otherwise.

(h) In the event of an early termination of this Agreement other than pursuant to Section 4.2(b) or 4.2 (e) above, the Executive shall be entitled to all rights which have accrued under the WGI 1996 Stock Plan as of the time of the termination of this Agreement and immediate vesting or immediate granting and vesting, as the case may be, of all restricted stock and stock options that have been awarded or are to be awarded as future grants pursuant to Sections 1.4 and 1.5 above.

(i) Each payment to the Executive of an amount following his termination shall constitute a "separate payment" for purposes of Section 409A of the Code.

(j) Any payments to be made under this Agreement to the Executive upon his termination of employment with the Corporation, and the timing of such payments, shall be made only at such time the Executive shall have realized a "separation from service" (as such term is defined in Treasury Regulations prescribed under Section 409A of the Code) with the Corporation and all entities which would be included with the Corporation as the "service recipient" under the definition of such term in such Treasury Regulations.

(k) All amounts or benefits payable to the Executive hereunder following his termination that are payable more than two and one-half months and less than six months following such termination shall be paid on the day that is six months and one day following the date of his termination and all other amounts or benefits payable to the Executive hereunder following his termination shall be paid on the regular payroll payment dates of the Corporation for payment of such amounts or benefits.

           4.4 DEFINITIONS.  The following words shall have the specified meanings when used in the Sections specified:

(a) In Sections 4.2 and 4.3 above, the term “termination” means a "separation from service", as such term is defined in Treasury Regulations prescribed under Section 409A of the Code, and, for purposes of Sections 4.2(a) and 4.3(b) above, a termination of the Executive's employment with the Corporation (i) by the Corporation for any reason other than death or total disability of the Executive, or for cause, or (ii) by resignation of the Executive due to a significant change in the nature or scope of his authorities or duties from those contemplated in Section 1.1 above, a reduction in total compensation from that provided in Section 1.2 above, or the material breach by the Corporation of any other provision of this Agreement (such as a material diminution in compensation, a material diminution in authority, duties, or responsibilities, a material diminution in the authority, duties, or responsibilities of the person to whom the Executive reports, a material diminution in the budget over which the service provider retains authority, or a material change in the geographic location at which the Executive must perform services) (x) without the Executive's consent, (y) if such event is described in section 1.409A-1(n)(2)(A) of the Treasury Regulations and (z) the notice requirements of Treasury Regulation section 1.409A-1(n)(2)(C) are satisfied (a "constructive discharge").

(b) In Sections 4.2(b), 4.3(a) and 4.3(b) above, the term “cause” means conduct that is so unacceptable or offensive that, by its nature, it would render the Executive incapable of performing his duties hereunder, including, but not limited to, substantial non-performance of his job responsibilities after the Executive has been provided written notice of such non-performance and a reasonable time period, not to exceed six months, has passed without substantial correction of such non-performance, or the Executive engaging in conduct so reprehensible that a reasonable person would view the same as compromising the moral and/or ethical principles of the Corporation, or the Executive being convicted of embezzlement, fraud, perjury, alteration of documents, robbery, or any other felonious act, or the breach by the Executive of his obligations under Sections 2.1 and 2.2 above, or, at the discretion of the Board, the Executive's indictment for a crime in connection with his services before the date of this Agreement as an employee for any employer.

(c) In Sections 4.2(d) and 4.3(d) above, the term “total disability” means a physical or mental condition which (i) causes the Executive to be unable to perform substantially all of the duties of his position hereunder for a period of six (6) months or more as determined by the WGI’s Board of Directors and (ii) constitutes a "separation from service", as such term is defined in Treasury Regulations prescribed under Section 409A of the Code.

ARTICLE V
NOTICES

5.1 NOTICES.  Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal offices.

ARTICLE VI
MISCELLANEOUS

6.1 ENTIRE AGREEMENT.  This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments thereto, save and except for the continuing applicability and participation of the Executive in the Severance Plan (from and after January 1, 2007) and the employee benefit plans and arrangements described in Section 1.2(b) above, and the applicability of the terms and provisions of the WGI 1996 Stock Plan, the Restricted Stock Award Agreements and Stock Option Agreements related to the award of restricted stock shares and grant of stock options to the Executive; provided, however, this Agreement shall not diminish or otherwise alter the inherent power and authority of the Board to amend, terminate, or otherwise later modify the Severance Plan and/or other employee benefit plans or arrangements available to any employee or group of employees as described in this Section 6.1.

6.2 MODIFICATION.  Except as provided in the following two sentences, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.  Nothing in this Agreement shall affect the Corporation’s and its affiliates’ rights to amend or terminate any of their employee benefit plans, as permitted under applicable law and the respective terms of such plans.  The parties agree to further amend this Agreement in the event that an amendment is necessary or desirable to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

6.3 SEVERABILITY.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

6.4 GOVERNING LAW.  The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

6.5 ECONOMIC BENEFIT. The Executive will be compensated for any change made to conform the Employment Agreement to this Agreement and to the requirements of Section 409A of the Code if such change ultimately results in the diminution of the net economic benefit realized by the Executive under this Agreement, to the extent not contrary to law .

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

WILLBROS USA, INC.

By:	/s/ Dennis G. Berryhill
Name:	Dennis G. Berryhill
Its:	Vice President and Secretary

EXECUTIVE

/s/ Robert R. Harl
Robert R. Harl

EXHIBIT A

to the Employment Agreement dated January 20, 2006
by and between
Willbros USA, Inc. and Robert R. Harl

WILLBROS GROUP, INC.
RESTRICTED STOCK AWARD AGREEMENT

January 20, 2006

Mr. Robert R. Harl
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027

Dear Randy:

1. Restricted Stock Award.  Willbros Group, Inc., a Republic of Panama corporation (the “Company”), hereby grants to you an aggregate of 50,000 shares of Common Stock, par value $.05 per share, of the Company (the “Restricted Shares”).  This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 1996 Stock Plan, as amended (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”).  To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Possession of Certificates.  The Company shall issue a certificate or certificates for the Restricted Shares in your name and shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect.  You shall execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares.  You hereby agree that the Company shall hold the certificate(s) for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).

3. Ownership of Restricted Shares.  You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.

4. Restrictions.

(a) Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.

(b) The restrictions referred to in subsection (a) of this Section are as follows:

(1) At the time of your “Termination of Employment” (as defined in Section 10(b)), other than a Termination of Employment that occurs as a result of an event described in Section 5(b)(1) or a Termination of Employment that is described in Section 5(b)(2), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.  If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.

(2) You may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.

5. Lapse of Restrictions.

(a) The restrictions described in Section 4(b) shall lapse with respect to 10,000 of the Restricted Shares on each of December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010.  Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).

(b) Notwithstanding the provisions of subsection (a) of this Section, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:

(1) Your death, “Disability” (as defined in the Plan) or “Retirement” (as defined in Section 10(c));

(2) Your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Subsidiaries and does not constitute a “Termination for Cause” (as defined in Section 10(a));  or

(3) A “Change of Control” (as defined in the Plan) of the Company.

6. Agreement With Respect to Taxes; Share Withholding.

(a) You agree that (1) you will pay to the Company or a Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries with respect to the Restricted Shares, and (2) the Company or any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.

(b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the Restricted Shares awarded, you may elect, subject to the approval of the committee of the Board of Directors of the Company that administers the Plan, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.  All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such committee, in its sole discretion, deems appropriate.

7. Adjustment of Shares.  The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 13 of the Plan.  Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.

8. Agreement With Respect to Securities Matters.  You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

9. Restrictive Legend.  You hereby acknowledge that the certificate(s) for the Restricted Shares will bear a conspicuous legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement.  Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.

10. Certain Definitions.  As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a) “Termination for Cause” shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Subsidiaries, or your willful engaging in misconduct that is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or (3) if you have entered into an employment agreement or contract with the Company or any of its Subsidiaries, any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of your employment with the Company or any of its Subsidiaries.  For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or any of its Subsidiaries.

(b) “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Subsidiaries for any reason other than your death, Disability or Retirement.

(c) “Retirement” shall mean the voluntary termination of your full-time employment with the Company or any of its Subsidiaries after you are at least 62 years of age and have a minimum of four consecutive years of continuous service with the Company or any of its Subsidiaries.

Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Restricted Stock Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.

By:	/s/ Michael F. Curran
	Name:	Michael F. Curran
	Title:	President and CEO

The foregoing Restricted Stock Award is accepted by me as of the 20th day of January, 2006, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

/s/ Robert R. Harl
Robert R. Harl

EXHIBIT B

to the Employment Agreement dated January 20, 2006
by and between
Willbros USA, Inc. and Robert R. Harl

WILLBROS GROUP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made and entered into effective as of the 20th day of January, 2006 ("Effective Date"), by and between WILLBROS GROUP, INC., a Republic of Panama corporation (the "Company"), and Robert R. Harl, an individual ("Employee").

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the "Board") has adopted the Willbros Group, Inc. 1996 Stock Plan (the "Plan") for the purpose of encouraging key employees of the Company and its Subsidiaries (as defined in the Plan) to acquire stock ownership in the Company and to continue in the employ of the Company and its Subsidiaries; and

WHEREAS, Robert R. Harl is a key employee of the Company or a Subsidiary, and the committee of the Board which administers the Plan (the "Committee") desires to grant to Employee a non-qualified stock option under the Plan;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. GRANT OF OPTION.   The Company hereby grants to Employee the right and option to purchase from the Company, during the periods and on the terms and conditions hereinafter set forth, an aggregate of 100,000 shares of its common stock, par value $.05 per share ("Share" or "Shares"), at a price of $18.01 per share, being the Fair Market Value (as defined in the Plan) of a Share on the Effective Date (hereinafter, the "Option").

2. EXERCISE PERIODS.   Subject to the terms of this Agreement, the Option shall become exercisable, in whole or in part, only at the times and during the periods and for the number of Shares set forth below:

(a) On or after December 31, 2006, but no later than January 20, 2016, 20,000 Shares;

(b) On or after December 31, 2007, but no later than January 20, 2016, 20,000 Shares;

(c) On or after December 31, 2008, but no later than January 20, 2016, 20,000 Shares;

(d) On or after December 31, 2009, but no later than January 20, 2016, 20,000 Shares, and

(e) On or after December 31, 2010, but no later than January 20, 2016, 20,000 Shares.

Provided, however, notwithstanding the above exercise periods, each vesting date of the Option set forth above shall be accelerated one year for each incremental $2.00 that the average of the daily closing sales prices of a share of common stock of the Company on the New York Stock Exchange over a period of 60 consecutive trading days exceeds $18.01 per share during the term of the Option.  Provided further, notwithstanding the above exercise periods, the Option may become fully exercisable immediately under certain circumstances set forth in the Plan.

3. EXERCISE OF OPTION.   That portion of the Option which is exercisable may be exercised, in whole or in part, by Employee only so long as Employee remains, on or after the Effective Date, continuously in the employ of the Company or any of its Subsidiaries except as otherwise provided by this Agreement.  At the time of exercise, Employee shall deliver to the Company a written notice duly signed by Employee stating the number of Shares as to which the Option is being exercised at that time, together with payment for the full exercise price of the Option with respect to said Shares  (a) in cash (or certified or bank cashier's check payable to the order of the Company); (b) by delivery of shares of common stock of the Company then owned by Employee (such shares being valued at their Fair Market Value at the time of such exercise); (c) by withholding by the Company of Shares from the Shares issuable upon such exercise (such withheld Shares being valued at their Fair Market Value at the time of such exercise); (d) in the discretion of the Committee, by delivery of properly executed irrevocable instructions to a securities broker (or, in the case of pledges, lender) to (i) sell Shares subject to the Option and to deliver promptly to the Company a sufficient portion of the proceeds of such sale transaction on behalf of Employee to pay the exercise price of said Shares or (ii) pledge Shares subject to the Option to a margin account maintained with such broker or lender, as security for a loan, and such broker or lender, pursuant to irrevocable instructions, delivers to the Company a sufficient portion of the loan proceeds to pay the exercise price of said Shares; (e) by a combination of such methods; or (f) by other means that the Committee deems appropriate; plus, in each case, any applicable withholding tax thereon, whereupon certificates therefor will be issued to Employee.  The minimum number of Shares which may be purchased at any time by exercise of the Option is 100 Shares unless the number purchased is the total number purchasable under the Option at that time.  The Option shall not be exercisable with respect to fractions of a Share.  No exercise or failure to exercise as to a portion of the Shares shall preclude a later exercise or exercises as to additional portions.

4. EMPLOYMENT.   Nothing contained in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary to terminate Employee's employment at any time with or without cause.  A leave of absence approved by the Company or any Subsidiary shall not be deemed an interruption of continuous employment under the Plan or this Agreement.

5. THE PLAN AND AMENDMENTS.   This Agreement shall be subject to the terms and conditions of the Plan as presently constituted and as may be amended hereafter from time to time, including the discretion therein provided to the Committee.  Except as may be otherwise provided by the Plan, amendments to the Plan shall constitute amendments to this Agreement and shall be incorporated herein without the execution of any amendment or supplement hereto by the parties.  The parties further agree to any amendment of this Agreement, without the execution of any amendment or supplement, upon notice from the Company to Employee that the terms and conditions of this Agreement shall be amended to conform to any formal guidelines published by the Secretary of the Treasury of the United States or his or her delegate prescribing the requirements for non-qualified stock options.

6. STOCKHOLDER RIGHTS PRIOR TO EXERCISE OF OPTIONS.   Neither Employee nor any of Employee's heirs, legal representatives or beneficiaries shall be deemed to have any rights as a stockholder of the Company with respect to any Shares covered by the Option until the date of the issuance by the Company of a certificate to Employee for such Shares.

7. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT.

(a) In the event of the death of Employee while in the employ of the Company or any of its Subsidiaries, Employee's estate or beneficiaries shall have a period up to the later of one year after Employee's death or 10 years after the date hereof within which to exercise the Option, to the extent Employee could have exercised the Option at the date of Employee's death, unless the Committee, in its sole discretion, extends such period.  The Option, to the extent not exercised during such period, shall terminate upon the expiration of such period.

(b) In the event of Employee's termination of employment with the Company and its Subsidiaries by reason of Employee's Disability (as defined in that certain Willbros USA, Inc. Long-Term Disability Plan as of January 1, 1995, and any successor plan), Employee, or Employee's guardian or legal representative, shall have a period up to the later of one year after commencement of Employee's Disability or 10 years after the date hereof within which to exercise the Option, to the extent Employee could have exercised the Option at the date of commencement of Employee's Disability, unless the Committee, in its sole discretion, extends such period.  The Option, to the extent not exercised during such period, shall terminate upon the expiration of such period.

(c) If Employee's employment terminates as a result of Retirement (meaning retirement from employment with the Company and its Subsidiaries in accordance with the terms of a Company or Subsidiary retirement plan), Employee shall have a period of up to five years from the date of Retirement (but not beyond 10 years after the date hereof) within which to exercise the Option, to the extent Employee could have exercised the Option at the date of Employee's Retirement, unless the Committee, in its sole discretion, extends such period (but not beyond 10 years after the date hereof).  The Option, to the extent not exercised during such period, shall terminate upon expiration of such period.

(d) In the event of termination of Employee's employment with the Company and its Subsidiaries for any reason other than death, Disability or Retirement, as described in paragraphs (a), (b) or (c) of this Section 7, Employee shall have a period of up to three months from the date of termination of employment (but not beyond 10 years after the date hereof) within which to exercise the Option, to the extent Employee could have exercised the Option at the date of Employee's termination of employment.  The Option, to the extent not exercised during such period, shall terminate upon expiration of such period.

8. SHARES RESERVED; TAXES.   The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.  The Company shall pay all original issue taxes with respect to the issue of Shares pursuant hereto and all other fees and expenses necessarily incurred in connection therewith.

9. INVESTMENT REPRESENTATION.   Employee represents to the Company and agrees that if Employee exercises the Option, in whole or in part, at a time when there is not in effect under the United States Securities Act of 1933, as amended, a registration statement relating to the Shares issuable upon exercise hereof and available for delivery a prospectus meeting the requirements of Section 10 of said Act, Employee will acquire such Shares upon such exercise for the purpose of investment and not with a view to their resale or distribution and that, upon each such exercise of the Option, Employee will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance.  Such written agreement shall also state that such Shares shall not be transferred except pursuant to an effective registration statement under said Act or in accordance with an exemption from registration thereunder.  The certificates issued for all Shares issued hereunder shall bear the following legend if a registration statement relating to the Shares issuable upon exercise hereof is not in effect at the time of exercise of the Option:

The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933 or any other securities laws.  These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such sale or transfer is exempt from registration under such acts and laws.

10. PAYMENT OF WITHHOLDING TAX.   Upon exercise by Employee of the Option, the Company shall have the right to deduct from any cash amounts otherwise payable to Employee any amounts required to satisfy all tax withholding requirements imposed upon such exercise under applicable federal, state, local or other laws.  Alternatively, to satisfy any such withholding requirements, the Company may, at the request of Employee, but shall not be required to (a) withhold from the number of Shares to be issued that number of Shares (based on the Fair Market Value of the Shares at the time of such exercise) necessary to satisfy such tax withholding requirements or (b) accept delivery from Employee of shares of common stock of the Company then owned by Employee (such shares being valued at their Fair Market Value at the time of such exercise) as is sufficient to satisfy such tax withholding requirements.

11. NO TRANSFERABILITY; LIMITED EXCEPTIONS TO TRANSFER RESTRICTIONS.

(a) Unless otherwise expressly provided in this Section 11, the Option shall not be transferable.

(b) All or a portion of the Option may be transferred by Employee to (i) the spouse, children, stepchildren or grandchildren of Employee ("Immediate Family Members"), (ii) a trust or trusts for the benefit of Employee and/or Immediate Family Members, (iii) an entity or entities whose beneficiaries or beneficial owners are Employee and/or Immediate Family Members, or (iv) such other persons or entities as may be approved by the Committee, in its sole discretion; provided, that, in each case, subsequent transfers of such transferred Option shall be prohibited except for transfers to the transferees described in this paragraph (b) or by will or the laws of descent and distribution.  Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided, that, for purposes of Sections 3, 6, 7, 9 and 12 hereof, the term "Employee" shall be deemed to refer to the transferee except for the events of termination of employment and other employment aspects of said Sections relating to Employee which shall continue to refer to Employee.  The events of termination of employment of Section 7 shall continue to be applied with respect to Employee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in Section 7.  Employee shall remain subject to any withholding taxes incurred upon exercise by transferee of a transferred Option.

(c) The transfer restrictions set forth in paragraph (a) of this Section 11 shall not apply to:

(i) transfers to the Company;

(ii) the designation of a beneficiary to receive benefits in the event of Employee's death or, if Employee has died, transfers to Employee's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(iii) transfers pursuant to a domestic relations order; or

(iv) if Employee has suffered a Disability, permitted transfers on behalf of Employee by Employee's guardian or legal representative.

12. NOTICES.   All notices required or permitted to be given pursuant to this Agreement shall be in writing and delivered by hand, telegram or mail, addressed as follows:

If to the Company:	c/o Dennis G. Berryhill
Vice President and Secretary
Willbros USA, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027

If to Employee:	The address for Employee set forth on the
records of the Company or a Subsidiary

Each notice shall be deemed to have been given on the date it is received.  Such addresses may be changed by notice given by the party making such change delivered to the other party hereto.

13. BINDING AGREEMENT.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, beneficiaries, successors and assigns.

14. GOVERNING LAW.   This Agreement shall be governed by and construed in accordance with the laws of the Republic of Panama.

IN WITNESS WHEREOF, Employee has executed this Agreement, and the Company has caused this Agreement to be executed by its duly authorized officer, effective as of the day and year first above written.

"Company"

WILLBROS GROUP, INC.

By:	/s/ Michael F. Curran
Michael F. Curran
Chairman and Chief Executive Officer

"Employee"

/s/ Robert R. Harl
Robert R. Harl